CONTACT:
                                   Marianne V. Pastor
                                   (703) 335-7800
                           FOR IMMEDIATE RELEASE

Williams Industries, Inc. Announces
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Third Quarter 2007 Results
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     Manassas, VA. --- June 13, 2007 --- Williams Industries,
Inc. (Trading Symbol: WMSI) today announced results for the third quarter
of Fiscal 2007, which ended April 30, 2007.   The company had revenue of
$11,474,000 and a loss of $0.18 per share, compared to the 2006 third quarter revenue of $10,765,000 and income of $0.02 per share. For the nine months ended April 30, 2007, the company reported a loss of $660,000 or $0.32 per share on revenue of $30,973,000 compared to income of $80,000 or $0.02 per share on revenue of $34,018,000 in same period in 2006. The company's complete quarterly filing is available on the Securities and Exchange Commission's EDGAR system (www.sec.gov).

     The company is operating under a Forbearance Agreement with its major lender, United Bank, pursuant to which approximately $3.0 million is scheduled to be repaid by June 30, 2007. Williams Industries' President and CEO Frank E. Williams, III, said that the company has plans to handle this obligation.

     Subsequent to the quarter end, the Company, with the written approval of the NASDAQ Compliance Department, voluntarily delisted its stock from the NASDAQ. The stock, as of May 16, trades on the OTC.

     During the quarter, the Company announced that a committee, comprised of the Company's independent directors, has been appointed to explore the possibility of taking the company private. Additional information will be forthcoming as appropriate.

     This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

     For additional information, please go to the company's web site "www.wmsi.com" and click on any of the appropriate links or call the company's investor relations' office at (703) 335-7800.

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